Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated June 11, 2010 relating to the financial statements of Palmerston Stock Agency, Inc. as of April 30, 2010 and for the period from May 12, 2009 (Inception) to April 30, 2010 which report expresses an unqualified opinion, appearing in this Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Holtz Rubenstein Reminick LLP
Holtz Rubenstein Reminick LLP

Melville, New York
February 18, 2011